SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2011 (July 1, 2011)

SUNRISE REAL ESTATE GROUP, INC.
(Exact name of registrant as specified in its charter)

Texas	000-32585	75-2713701
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

(Address of principal executive offices)

Suite 701, No.333, Zhaojiabang Road
Shanghai, PRC 200032

Registrant's telephone number, including area code (86)-21-6422-0505

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 22, 2011, the registrant, Sunrise Real Estate Development Group, Inc. ("Sunrise"), entered into a Share Purchase Agreement with Better Time International (“Better Time”) to issue 2,500,000 shares to Better Time for US $500,000. This agreement, subject to standard closing terms and conditions, was scheduled to close on or before March 20, 2011.

On March 16, 2011, Sunrise and Better Time agreed to extend the scheduled closing date of the Share Purchase Agreement, subject to standard closing terms and conditions, to on or before July 1, 2011. All other terms and conditions of the Share Purchase Agreement remain unchanged and in full force and effect.

On July 1, 2011, Sunrise and Better Time agreed to extend the scheduled closing date of the Share Purchase Agreement, subject to standard closing terms and conditions, to on or before September 30, 2011. All other terms and conditions of the Share Purchase Agreement remain unchanged and in full force and effect.

Item 3.02. Unregistered Sales of Equity Securities.

As set forth in above Item 1.01, Sunrise, upon the closing of the Share Purchase Agreements, will issue 2,500,000 shares of common stock to Better Time for US $500,000 to be received by Sunrise.

In connection with the issue of its shares to Better Time or their designees, Sunrise will rely on Regulation S as its exemption from the registration requirements of the Securities Act of 1933. All of such persons are non-US persons and agree that the shares may not be transferred or sold except in accordance with the provisions of Regulation S and/or compliance with the registration requirements of the Securities Act of 1933 or in reliance upon an applicable exemption therefrom. The certificates representing the Sunrise shares shall bear a legend reflecting such transfer restrictions and stop transfer orders will be placed with the transfer agent against these shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: Jully 1, 2011

SUNRISE REAL ESTATE GROUP, INC.
By: /s/ Lin, Chi Jung
Name:Lin, Chi Jung
Chief Executive Officer